Filed pursuant to Rule 424(b)(1)
Registration No. 333-146635

PROSPECTUS
7,973,909 SHARES OF COMMON STOCK
OF
VIRTUALSCOPICS, INC.
500 Linden Oaks,
Rochester, New York 14625
(585) 249-6231

This prospectus relates to the resale of up to 7,973,909 shares of common stock, par value $0.001 per share, of VirtualScopics, Inc. (the “Company, “we” or “us”) by the selling security holders identified in the section of this prospectus titled “Selling Security Holders.” Of the 7,973,909 shares of common stock registered hereby, (I) 3,612,052 shares are currently issuable upon conversion of our series B convertible preferred stock held by the selling security holders, and we agreed to register 150% of this amount, or 5,418,075 shares, (ii) 2,234,762 shares are issuable upon exercise of warrants issued by us and held by the selling security holders, and (iii) 321,072 shares are issuable upon the payment of dividends to the holders of the series B convertible preferred stock. We will not receive any proceeds from the sale of the shares of common stock offered hereby by the selling security holders. We will receive, however, the exercise price of any warrants exercised by the selling security holders. We have agreed to bear all expenses of registration of the common stock offered hereby under Federal and state securities laws.

The common stock is listed on The Nasdaq Capital Market under the symbol “VSCP.” The last reported sale price of the common stock as reported on The Nasdaq Capital Market on October 22, 2007 was $1.17 per share.

The selling security holders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of common stock offered hereby from time to time on terms to be determined at the time of sale. See the section of this prospectus titled “Plan of Distribution.”

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN OUR COMMON STOCK.

Neither the SEC nor any other state securities commission has approved or disapproved of the common stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 23, 2007.

You should rely only on the information contained in this prospectus or any prospectus supplement to which we have referred you. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the selling security holders are making an offer to sell, or soliciting an offer to buy any of the securities offered by this prospectus in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated herein and therein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus and any prospectus supplement, unless otherwise indicated, “VirtualScopics, Inc.,” the “Company,” “we,” “us,” and “our” refer to VirtualScopics, Inc. and its subsidiary and do not refer to the selling security holders.

PROSPECTUS SUMMARY

This prospectus summary highlights information more fully described elsewhere in this prospectus. Because it is a summary, it is not complete and does not contain all the information that is important to you in deciding whether to invest in the Company. You should read the entire prospectus carefully, including the documents incorporated by reference into this prospectus and the other documents to which this prospectus refers.

VirtualScopics, Inc.

We are a provider of image-based biomarker solutions to the pharmaceutical, biotechnology and medical device industries. We plan to apply our imaging technology in two areas:

•	improving the efficiency and effectiveness of the pharmaceutical and biotechnology research and development processes; and

•	providing unique products to improve treatment planning and diagnosis of patients in a clinical setting.

Our image-based biomarker measurement and visualization tools enable automated, accurate and reproducible measurement of minute changes that occur in anatomic and biological structures in musculoskeletal, oncological, cardiological and neurological diseases. For pharmaceutical, biotechnology and medical device manufacturers, these tools can significantly alleviate or reduce clinical development bottlenecks by dramatically increasing the speed, accuracy and reliability of the demonstration of a new compound’s efficacy. Further, these measurements can be used to assess the viability of continuing a drug development project and eliminate, as soon as possible, a drug that is likely to fail. Early failure is critical to the pharmaceutical industry to prevent the expenditure of limited R&D funds on a drug that will not perform as expected. We believe that this is especially important today with the large number of compounds that are awaiting evaluation.

Private Placement Transaction

On September 17, 2007, we completed a private placement of 4,350 shares of our series B convertible preferred stock, par value $0.001 per share and warrants to purchase our common stock, par value $0.001 per share. Each share of series B preferred stock is initially convertible into 830.36 shares of common stock. The warrants have a seven (7) year term and are initially exercisable for 2,167,232 shares of common stock. The warrants are exercisable, at the holder’s election, for shares of the Company’s common stock in either a cash or cashless exercise. Half of the warrants have an initial exercise price equal to $1.2043 per share and the other half have an initial exercise price of $1.3849 per share. We also issued warrants to our financial advisor in the transaction, Canaccord Adams, Inc., to purchase 67,530 shares of common stock.

Pursuant to the private placement subscription documents and the warrant agreements, we agreed to file a registration statement with the Securities and Exchange Commission, or SEC, to register for resale the shares of our common stock issuable on the conversion of the series B convertible preferred stock, payable as dividends on the series B convertible preferred stock and issuable on the exercise of the warrants. We have agreed to use our best efforts to have the registration statement declared effective by the SEC as soon as possible after the initial filing date and to maintain the effectiveness of the registration statement at all times until the earlier of (i) the date on which all of the securities registered thereunder have been sold, (ii) the date on which all of the securities registered thereunder (in the opinion of counsel to the selling security holder) may be immediately sold to the public without registration or restriction (including without limitation as to volume by each holder thereof) under the 1933 Act, and (iii) September 12, 2009.

The Offering

By means of this prospectus, a number of security holders of VirtualScopics, Inc. are offering to sell up to 5,418,075 shares of common stock that such security holders may at a later date acquire upon the conversion of shares of our series B convertible preferred stock held by such security holders, 321,072 shares of our common stock that such security holders may acquire at a later date upon payment of dividends on the series B convertible preferred stock and 2,234,762 shares of common stock that such security holders may at a later date acquire upon the exercise of warrants held by such security holders, or an aggregate of 7,973,909 shares of our common stock. In this prospectus, we refer to such security holders as the selling security holders.

As of September 27, 2007 we had 23,126,021 shares of common stock issued and outstanding. The number of outstanding shares of our common stock does not include the 7,973,909 shares of our common stock that are being offered by selling security holders under this prospectus.

We will not receive any proceeds from the sale of our common stock offered by the selling security holders, but we have received consideration from the selling security holders at the time they purchased the securities. We will receive proceeds from the exercise price of the warrants if they are exercised by the selling security holders. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.

The purchase of the securities offered by this prospectus involves a high degree of risk. See the “Risk Factors” section of this prospectus for a more complete discussion of these risks.

Corporate Information

Our common stock is listed on the Nasdaq Capital Market under the symbol “VSCP.”

VirtualScopics, Inc. was incorporated in Delaware in 1988. Our principal executive offices are located at 500 Linden Oaks, Rochester, New York 14625, and our telephone number is (585) 249-6231. Our company website is www.virtualscopics.com. Information contained on our internet website or that is accessible through our website is not part of this prospectus.

RISK FACTORS

An investment in our common stock carries a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before making an investment decision.  If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected.  In such cases, the trading price of our common stock could decline, and you may lose all or part of your investment. The risks and uncertainties below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations.

We have a limited operating history, which limits the information available to you to evaluate our business, and have a history of operating losses and uncertain future profitability.

VirtualScopics was formed in July 2000 and began generating revenue in December 2000. VirtualScopics has incurred significant losses from operating activities since it began operations over the last six and a half years. Limited operating and financial information is available to evaluate our historical performance and future prospects. Thus, we face the risks and difficulties of an early-stage company including the uncertainties of market acceptance, competition, cost increases and delays in achieving business objectives. There can be no assurance that we will succeed in addressing any or all of these risks or that we will achieve future profitability and the failure to do so would have a material adverse effect on our business, financial condition and operating results.

Because the image-based biomarker technologies industry is new and evolving, its future growth or ultimate size is difficult to predict. Our business will not grow if the use of image-based biomarkers does not continue to grow.

We are a provider of image-based biomarker solutions to the pharmaceutical industry. Our technology is in the early stages of market acceptance of products and related services and may be subject to rapid and significant technological change. Because of the new and evolving nature of technologies comprising image-based biomarker solutions and services, it is difficult to predict the size of the image-based biomarker market, the rate at which the market for our services will grow or be accepted, if at all, or whether emerging technologies will render our services less competitive or obsolete. If the market for our services fails to develop or grows more slowly than anticipated, we would be significantly and materially adversely affected.

If our products and services do not achieve market acceptance, we may not achieve future growth.

If we are unable to operate our business as contemplated by our business model or if the assumptions underlying our business model prove to be unfounded, we could fail to achieve future growth which would have a detrimental effect on our business. Our ability to generate revenues is highly dependent on building and maintaining relationships with leading pharmaceutical and biotechnology companies. No assurance can be given that a sufficient number of such companies will demand our services or other image-based biomarker services, thereby expanding the overall market for image-based biomarker services and enabling us to increase our revenue to the extent expected. In addition, the rate of the market’s acceptance of MRI and CT image-based biomarkers cannot be predicted. Failure to attract and maintain a significant customer base would have a detrimental effect on our business, operating results and financial condition.

The majority of the contracts we have with customers are cancelable for any reason by giving 30 days’ advance notice.

Our customers typically engage us to perform services for them on a project-by-project basis and are required by us to enter into a written contractual agreement for the work, labor and services to be performed. Generally, our project contracts are terminable by the customer for any or no reason on 30 days’ advance notice to us. If a number of our customers were to exercise cancellation rights, our business and operating results would be materially and adversely affected.

Our operating results will be harmed if we are unable to manage and sustain our growth.

Our business is unproven on a large scale and actual operating margins may be less than expected. If we are unable to scale our capacity efficiently, we may fail to achieve expected operating margins, which would have a material and adverse effect on our operating results.

Our products and services may become obsolete if we do not effectively respond to rapid technological change on a timely basis.

Our services are new and our business model is evolving. Our services depend on the needs of our customers and their desire to utilize image-based biomarkers in drug development, new medical device development and clinical diagnosis and treatment. Since the image-based biomarker industry is characterized by evolving technologies, uncertain technology and limited availability of standards, we must respond to new research findings and technological changes affecting our customers and alliance partners. We may not be successful in developing and marketing, on a timely and cost-effective basis, new or modified products and services, which respond to technological changes, evolving customer requirements and competition. If we are unsuccessful in this regard, our business and operating results could be materially and adversely affected.

If we fail to protect our intellectual property, our current competitive strengths could be eroded and we could lose customers, market share and revenues.

Our viability will depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our service from our competitors’ products and services. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures, copyright, trademark and patent laws.

We hold United States patents which begin to expire in November 2018 through January 2024. We have a number of foreign filings pending, or issued, which cover the technology that is the subject of our United States patents. We also have a number of pending United States patent applications with corresponding foreign filings. In addition, we are developing a number of new innovations for which we intend to file patent applications. No assurance can be given that any of these patents will afford meaningful protection against a competitor or that any patent application will be issued. Patent applications filed in foreign countries are subject to laws, rules, regulations and procedures that differ from those of the United States, and thus there can be no assurance that foreign patent applications related to United States patents will issue. If these foreign patent applications issue, some foreign countries provide significantly less patent protection than the United States. In addition, our contractual relationships, including our strategic alliance with Pfizer, gives proprietary rights, including ownership rights, in proprietary technology to parties other than us. The status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain. Accordingly, there can be no assurance that our patents, and any patents that may be issued to us in the future, will afford protection against competitors with similar technology. No assurance can be given that patents issued to us will not be infringed upon or designed around by others or that others will not obtain patents that we would need to license or design around. If others’ existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require companies, including us, to obtain licenses or else to design around those patents. If we are found to be infringing third-party patents, there can be no assurance that any necessary licenses would be available on reasonable terms, if at all.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products and services or obtain and use information that we regard as proprietary. Unauthorized use of our proprietary technology could harm our business. Litigation to protect our intellectual property rights can be costly and time-consuming to prosecute, and there can be no assurance that we will be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

Although we believe that our products and services do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or may occur which could have a material adverse effect on our business.

Our business is heavily reliant upon patented and patentable systems and methods used in our image-based biomarker solutions and related intellectual property. In the event that products and services we sell are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products and services or obtain a license for the manufacture and/or sale of such products and services. In such event, there can be no assurance that we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business. Moreover, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if our products and services or proposed products and services are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, we could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business.

We are subject to numerous pharmaceutical, medical device and healthcare industry regulations, which could adversely affect the nature and extent of the products and services we offer.

Many aspects of the pharmaceutical, medical device and healthcare industry are subject to regulation at the federal level. From time to time, the regulatory entities that have jurisdiction over the industry adopt new or modified regulations or take other actions as a result of their own regulatory processes or as directed by other governmental bodies. This changing regulatory environment could adversely affect the nature and extent of the services we are able to offer.

To date, our sales have been to those uses not requiring FDA clearance or approval. To significantly expand our business, we would need to obtain FDA clearance or approval before marketing our products into patient diagnostics. There can be no assurance that such clearance or approval would be granted or that it would be granted in a timely manner. To effectively market our products to physicians as a diagnostic and treatment aid, we would also need to obtain appropriate coverage and favorable reimbursement from third-party payors, such as Medicare. There can be no assurance that appropriate coverage would be granted or that reimbursement levels or conditions of coverage would be adequate to ensure acceptance among physicians.

We may in the future experience competition from academic sites and imaging CROs.

Competition in the development of image-based biomarker technologies may become more widespread. Competitors range from university-based research and development projects to development stage companies and major domestic and international companies. Many of these entities have financial, technical, marketing, sales, distribution and other resources significantly greater than ours. There can be no assurance that we can continue to develop our biomaker technologies or that present or future competitors will not develop technologies that render our image-based biomaker technology obsolete or less marketable or that we will be able to introduce new products and product enhancements that are competitive with other products marketed by industry participants.

The trading price of our stock may be adversely affected if we are not able to expand.

We intend to use the net proceeds we received in our 2007 private placement to broaden our market penetration of our technology within the industry. If our plans or assumptions with respect to our business change or prove to be inaccurate, we may be required to use part or all of the net proceeds to fund general operating expenses and/or reduce costs within the organization. This will depend on a number of factors, including, but not limited to:

•	our ability to successfully market our products;

•	the growth and size of the image-based biomarker technology industry;

•	the market acceptance of our products and services; and

•	our ability to manage and sustain the growth of our business.

If we need to raise additional capital, it may not be available on acceptable terms, or at all. Our failure to obtain required capital, or the acquisition of capital on less favorable terms, would have a material adverse effect on our business. If we issue additional equity securities in the future, you could experience dilution or a reduction in priority of your securities.

The market price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as product liability claims or other litigation; the announcement of new products or product enhancements by us or our competitors; developments concerning intellectual property rights and regulatory approvals; quarterly variations in our competitors’ results of operations; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently below $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares.

A significant number of the shares of our common stock are eligible for sale, and their sale could depress the market price of the our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As of September 27, 2007, we had 23,126,021 shares of common stock outstanding. Of our outstanding common stock, 17,326,571 shares were issued in connection with our November 2005 share exchange transaction and are restricted under federal securities laws. Approximately 16,050,914 of these shares are subject to lock-up agreements that provide for periodic releases of shares through October 2009. In addition to these outstanding shares of common stock, the series B convertible preferred stock and the warrants to purchase common stock issued in our 2007 private placement are initially convertible into 5,846,814 shares of our common stock and registered for resale under this prospectus. There are also 4,951,259 shares of our common stock issuable upon conversion of our series A convertible preferred stock and warrants sold in our November 2005 private placement. These shares, and the shares issued in our November 2005 exchange transaction are eligible for resale under Rule 144. In general, SEC Rule 144 provides that a person who has held restricted shares for a period of one year may, upon filing with the SEC of a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years. We also expect in the future to file a registration statement on Form S-8 to register the sale of shares issued pursuant to our existing long-term incentive plans. Sales of our common stock either pursuant to Rule 144 or a registration statement may have a depressive effect on the market for the shares of our common stock.

Our principal stockholders have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our officers, directors, principal stockholders and their affiliates control approximately 44.6% of our outstanding voting securities. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

We do not anticipate paying dividends on our common stock in the foreseeable future, and the lack of dividends may have a negative effect on the stock price.

We currently intend to retain our future earnings to support operations and to finance expansion and meet dividend obligations on our series B convertible preferred stock. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus or incorporated by reference elsewhere in this prospectus, and in our other reports filed with the Securities Exchange Commission (“SEC”) constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that we expect, believe or anticipate may occur in the future, including:

•	adverse economic conditions;

•	inability to raise sufficient additional capital to operate our business, if necessary;

•	unexpected costs, lower than expected sales and revenues, and operating defects;

•	adverse results of any legal proceedings;

•	the volatility of our operating results and financial condition; and

•	other specific risks that may be referred to in this prospectus.

All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this prospectus, the words “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” “could,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update any forward-looking statements or other information contained in this prospectus. Existing stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this prospectus are reasonable, we cannot assure our stockholders or potential investors that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. These risk factors qualify all forward-looking statements attributable to us or persons acting on our behalf.

Information regarding market and industry statistics contained or incorporated by reference in this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and we cannot assure our stockholders or potential investors of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. See the section of this prospectus titled “Risk Factors” for a more detailed discussion of uncertainties and risks that may have an impact on future results.

SELLING SECURITY HOLDERS

The selling security holders may use this prospectus for the resale of shares of common stock being registered hereunder for their accounts, although no selling security holder is obligated to sell any such shares. Of the 7,973,909 shares of common stock registered hereby, 5,418,075 shares are issuable upon the conversion of our issued and outstanding series B convertible preferred stock held by the selling security holders, 321,072 are shares issuable upon payment of dividends on the series B convertible preferred stock held by the selling security holders and 2,234,762 shares are issuable upon exercise of warrants to purchase our common stock issued by us and held by the selling security holders.

The following table sets forth certain information regarding the selling security holders and the shares of common stock beneficially owned by them, which information is available to us as of September 27, 2007. The calculation of the shares beneficially owned does not take into account the 4.99% beneficial ownership limitation discussed in a note to the table below. We are not able to estimate the number of shares of common stock that will be held by the selling security holders after the completion of this offering because the selling security holders may offer all, some or none of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of its shares. The following table assumes that all of the shares of common stock being registered hereby will be sold.

				Shares of Common
	Shares of Common			Stock Beneficially
	Stock Beneficially		Number of	Owned After the
	Owned Prior to the		Shares Being	Offering (1)(2)
Selling Shareholder	Offering (1)		Offered(3)	Number	Percent
Bridgepointe Master Fund Ltd.	2,657,144(	4)	3,635,120	0	*
BayStar Capital III Investment Fund, L.P.	664,285	(5)	908,779	0	*
Crescent International, Ltd.	531,429	(6)	727,024	0	*
Gemini Master Fund, Ltd.	531,429	(7)	727,024	0	*
Bristol Investment Fund, Ltd.	465,000	(8)	636,145	0	*
Robert G. Klimasewski	349,277	(9)	181,754	216,421	*
SRK Management Co.	705,706	(10)	908,779	41,421	*
EGATNIV, LLC	132,856	(11)	181,754	0	*
Canaccord Adams, Inc.	67,530	(12)	67,530	0	*

*	Represents less than 1% of the issued and outstanding shares of our common stock as of September 27, 2007.

[1]
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a selling security holders is deemed to have beneficial ownership of any shares of common stock that such shareholder has the right to acquire within 60 days of September 27, 2007. Under the terms of the series B convertible preferred stock and warrants issued in the September 2007 private placement, each of the selling security holders and their transferees may not convert the preferred stock or exercise the warrants, to the extent such conversion or exercise would cause such selling security holders, together with their respective affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such conversion or exercise. The number of shares set forth in the foregoing table does not reflect this limitation.

[2]
Based upon 23,126,021 shares of common stock issued and outstanding as of September 27, 2007. Assumes that each selling security holder sells all shares registered under this registration statement. For the purposes of computing the percentage of outstanding shares of common stock held by the selling security holders named above, any shares which such shareholder has the right to acquire within 60 days of September 27, 2007 are deemed to be outstanding.

[3]
Includes an aggregate of 321,072 shares of our common stock issuable upon the payment of future dividends payable on our series B convertible preferred stock, including 147,619; 36,905; 29,524; 29,524; 25,833; 7,381; 36,905; and 7,381 shares for each of Bridgepointe Master Fund Ltd.; BayStar Capital III Investment Fund, L.P.; Crescent International, Ltd.; Gemini Master Fund, Ltd.; Bristol Investment Fund, Ltd.; Robert G. Klimasewski; SRK Management Co.; and EGATNIV, LLC, respectively.

[4]	Includes 1,660,715 shares underlying series B convertible preferred stock on an as-converted basis and 996,429 shares underlying warrants to purchase common stock.

[5]	Includes 415,178 shares underlying series B convertible preferred stock on an as-converted basis and 249,107 shares underlying warrants to purchase common stock.

[6]	Includes 332,143 shares underlying series B convertible preferred stock on an as-converted basis and 199,286 shares underlying warrants to purchase common stock.

[7]	Includes 332,143 shares underlying series B convertible preferred stock on an as-converted basis and 199,286 shares underlying warrants to purchase common stock.

[8]	Includes 290,625 shares underlying series B convertible preferred stock on an as-converted basis and 174,375 shares underlying warrants to purchase common stock.

[9]
Mr. Klimasewski has served as Chairman of the Board of the Company since June 2007 and as a director since November 2005. He served as its Chief Executive Officer from November 2005 through August 2006, and Chairman and Chief Executive Officer of its wholly-owned subsidiary VirtualScopics, LLC, from June 2005 through August 2006. Presently reported ownership includes 216,421 shares issuable under options exercisable, 83,035 shares underlying series B convertible preferred stock on an as-converted basis and 49,821 shares underlying warrants to purchase common stock.

[10]
Sidney Knafel, a director of the Company since November 2005, and of its wholly-owned subsidiary VirtualScopics, LLC, since 2001, serves as managing partner of SRK Management Company. Presently reported ownership includes 41,421 shares issuable under exercisable options, 415,178 shares underlying series B convertible preferred stock on an as-converted basis and 249,107 shares underlying warrants to purchase common stock.

[11]	Includes 83,035 shares underlying series B convertible preferred stock on an as-converted basis and 49,821 shares underlying warrants to purchase common stock.

[12]	Canaccord Adams, Inc., acted as placement agent and financial advisor to the Company in connection with the private placement of the series B convertible stock and warrants in September 2007.

USE OF PROCEEDS

We will not receive any of the proceeds of any sale by the selling security holder of the common stock registered hereby. We will receive, however, the exercise price of any warrants exercised by the selling security holder. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling security holder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holder may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling security holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holder without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, and (iii) September 12, 2009. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934, as amended. You may read and copy our reports, proxy statements and other information filed by us at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our website at http://www.virtualscopics.com. However, information on the SEC’s website and our website does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we filed with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the document listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) and any future filings made by us with the SEC (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;

•	Our Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2007 and June 30, 2007, respectively;

•	Our Current Reports on Form 8-K filed on February 20, 2007, April 18, 2007, June 6, 2007, June 25, 2007, September 4, 2007, and September 17, 2007, respectively.

•
The description of our common stock contained in the registration statement on Form 8-A, filed with the SEC on or about May 26, 2006, and any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Jim Groff, Accounting Manager, VirtualScopics, Inc. 500 Linden Oaks, Rochester, New York 14625.

INTERESTS OF EXPERTS & NAMED COUNSEL

Marcum & Kliegman, LLP, an independent registered public accounting firm, has audited the financial statements of VirtualScopics, Inc. as of and for the years ended December 31, 2006, 2005 and 2004, as set forth in their reports and included in this prospectus. The financial statements are included in reliance on such reports given upon the authority of Marcum & Kliegman LLP as experts in accounting and auditing.

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection herewith have been passed upon for us by Woods Oviatt Gilman, LLP. An attorney practicing with Woods Oviatt Gilman, LLP beneficially owns 86,225 shares of our common stock and a second attorney practicing with Woods Oviatt Gilman, LLP beneficially owns (as a tenant-in-common) 10,000 shares of common stock and a warrant exercisable for 5,000 shares of common stock, and 2,000 shares of common stock owned individually.

Except for the attorneys practicing with Woods Oviatt Gilman, LLP described above, no expert or counsel named in this prospectus, as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock, was hired on a contingent basis, will receive a direct or indirect interest in the Company or any of its subsidiaries or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

7,973,909 SHARES
VIRTUALSCOPICS, INC.
COMMON STOCK
PROSPECTUS

October 23, 2007

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

TABLE OF CONTENTS

I. PROSPECTUS

PROSPECTUS SUMMARY	2

RISK FACTORS	4

FORWARD-LOOKING STATEMENTS	9

SELLING SECURITY HOLDERS	10

USE OF PROCEEDS	12

PLAN OF DISTRIBUTION	12

WHERE YOU CAN FIND MORE INFORMATION	13

INTERESTS OF EXPERTS & NAMED COUNSEL	14